Exhibit 10.3A

AMENDMENT NO. 1 TO THE HISTOGENICS CORPORATION

2013 EQUITY INCENTIVE PLAN

Histogenics Corporation, a Delaware corporation (the “Company”), adopted the 2013 Equity Incentive Plan on November 13, 2013 (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Plan.

1.     Sections 3.1 and 3.2 of the Plan shall be amended and restated in their entirety to read as follows:

“3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of (a) 818,327 Common Shares, (b) the number of Common Shares reserved under the Predecessor Plan that are not issued or subject to outstanding awards under the Predecessor Plan on the Registration Date, (c) any Common Shares subject to outstanding options under the Predecessor Plan on the Registration Date that subsequently expire or lapse unexercised and Common Shares issued pursuant to awards granted under the Predecessor Plans that are outstanding on the Registration Date and that are subsequently forfeited to or repurchased by the Company and (d) the additional Common Shares described in Articles 3.2 and 3.3; provided, however, that no more than 505,431 Common Shares, in the aggregate, shall be added to the Plan pursuant to clauses (b) and (c). The number of Common Shares that are subject to Stock Awards outstanding at any time under the Plan may not exceed the number of Common Shares that then remain available for issuance under the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9.

3.2 Annual Increase in Shares. As of the first business day of each fiscal year of the Company during the term of the Plan, commencing on January 1, 2015 and ending on December 31, 2016, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the least of (a) 3.5% of the total number of Common Shares outstanding on December 31 of the prior year, (b) subject to adjustment under Article 9, 181,414 Common Shares, or (c) a number of Common Shares determined by the Board. As of the first business day of each fiscal year of the Company during the term of the Plan, commencing on January 1, 2017, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the lesser of (a) 4.0% of the total number of Common Shares outstanding on December 31 of the prior year or (b) a number of Common Shares determined by the Board.”

Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

Adopted by the Company’s Board of Directors:	April 19, 2016
Adopted by the Company’s Stockholders:	June 22, 2016